Consent of Independent Registered Public Accounting Firm

The Board of Directors
Territorial Bancorp Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Territorial Bancorp Inc. of our report dated March 13, 2015, with respect to the consolidated statements of income, comprehensive income, stockholders' equity, and cash flows of Territorial Bancorp Inc. and subsidiaries for the year ended December 31, 2014, which report appears in the December 31, 2016 annual report on Form 10-K of Territorial Bancorp Inc.

/s/ KPMG LLP

Honolulu, Hawaii
June 14, 2017